The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, market measure supplement, prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-292881 and 333-292881-01

Subject To Completion, dated October 23, 2026

PRICING SUPPLEMENT No. 320 dated October , 2026

(To Product Supplement No. 2 dated February 13, 2026,

Market Measure Supplement No. 1 dated February 13, 2026,

Prospectus Supplement dated February 13, 2026

and Prospectus dated February 13, 2026)

Wells Fargo Finance LLC Medium-Term Notes, Series B Fully and Unconditionally Guaranteed by Wells Fargo & Company Equity Index Linked Notes
Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the S&P 500® Index due October 26, 2028

■ Linked to the S&P 500® Index (the “Underlier”)

■ Potential for a positive return at maturity based on the performance of the Underlier from its starting value to its ending value. The maturity payment amount will reflect the following terms:

■ If the value of the Underlier increases, you will receive the principal amount plus a positive return equal to 150% of the percentage increase in the value of the Underlier from the starting value, subject to a maximum return at maturity of at least 16.15% (to be determined on the pricing date) of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,161.50 per note

■ If the value of the Underlier remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on your investment

■  Repayment of principal at maturity regardless of Underlier performance (subject to issuer and guarantor credit risk)

■ All payments on the notes are subject to credit risk, and you will have no ability to pursue any securities included in the Underlier for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment

■ No periodic interest payments or dividends

■ No exchange listing; designed to be held to maturity

The current estimated value of the notes is approximately $987.30 per note. While the estimated value of the notes at pricing may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the notes on the pricing date be less than $957.30 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Estimated Value of the Notes” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.

The notes are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, market measure supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo Finance LLC
Per Note	$1,000.00	$7.50	$992.50
Total

(1) Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Terms of the Notes

Issuer:	Wells Fargo Finance LLC.
Guarantor:	Wells Fargo & Company.
Market Measure:

The Market Measure (referred to as the “Underlier”), Bloomberg ticker symbol and starting value are set forth in the table below.

Market Measure

Bloomberg Ticker Symbol

Starting Value(1)

S&P 500® Index

SPX

(1) The closing value of the Underlier on the pricing date.

Pricing Date*:	October 23, 2026.
Issue Date*:	October 28, 2026.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

• if the ending value is greater than the starting value: $1,000 plus the lesser of:

(i) $1,000 × underlier return × upside participation rate; and

(ii) the maximum return; or

• if the ending value is less than or equal to the starting value: $1,000

Stated Maturity Date*:	October 26, 2028, subject to postponement. The notes are not subject to redemption by Wells Fargo Finance LLC or repayment at the option of any holder of the notes prior to the stated maturity date.
Closing Value:

Closing value has the meaning assigned to “closing level” set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the accompanying product supplement.

Ending Value:	The “ending value” will be the closing value of the Underlier on the calculation day.
Maximum Return:

The “maximum return” will be determined on the pricing date and will be at least 16.15% of the principal amount per note (at least $161.50 per note). As a result of the maximum return, the maximum maturity payment amount will be at least $1,161.50 per note.

Upside Participation Rate:	150%.
Underlier Return:	The “underlier return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value

PRS-2

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Calculation Day*:	October 23, 2028, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $7.50 per note.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95001HTK7

________________________

* To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-3

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Additional Information About the Issuer, the Guarantor and the Notes

You should read this pricing supplement together with product supplement No. 2 dated February 13, 2026, market measure supplement No. 1 dated February 13, 2026, the prospectus supplement dated February 13, 2026 and the prospectus dated February 13, 2026 for additional information about the notes. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, market measure supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the product supplement, market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• Product Supplement No. 2 dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009715/wffmarket-424b2_021326.htm

• Market Measure Supplement No. 1 dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009710/wffseriesb-424b2_021326.htm

• Prospectus Supplement dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/1738143/000183988226009700/seriesb-424b2_021326.htm

• Prospectus dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009692/standalone-424b2_021326.htm

PRS-4

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Estimated Value of the Notes

The original offering price of each note includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the notes. This rate is used for purposes of determining the estimated value of the notes since we expect secondary market prices, if any, for the notes that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the notes based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the notes, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Notes And Any Secondary Market—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Notes And Any Secondary Market—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

PRS-5

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

PRS-6

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

■ seek exposure to any upside performance of the Underlier, without exposure to any decline in the Underlier, by:

■      participating at the upside participation rate in the upside performance of the Underlier if the ending value is greater than the starting value, subject to the maximum return at maturity; and

■      providing for the repayment of the principal amount at maturity regardless of the performance of the Underlier (subject to the issuer and guarantor credit risk of Wells Fargo Finance LLC and Wells Fargo & Company);

■ are willing to accept the risk that, if the ending value is less than or equal to the starting value, the notes will only pay the principal amount per note and they will not receive any positive return on the notes at maturity;

■ are willing to forgo interest payments on the notes and dividends on the securities included in the Underlier; and

■ are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

■ seek a liquid investment or are unable or unwilling to hold the notes to maturity;

■ anticipate that the ending value will be less than or equal to the starting value, or are unwilling or unable to accept the risk that, if it is, the notes will only pay the principal amount per note at maturity and they will not receive any positive return on the notes at maturity;

■ seek uncapped exposure to the upside performance of the Underlier;

■ are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■ seek current income over the term of the notes;

■  are unwilling to accept the risk of exposure to the Underlier;

■ seek exposure to the Underlier but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

■ are unwilling to accept the credit risk of Wells Fargo Finance LLC and Wells Fargo & Company to obtain exposure to the Underlier generally, or to the exposure to the Underlier that the notes provide specifically; or

■ prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-7

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.

Risks Relating To The Notes Generally

You May Not Receive Any Positive Return On The Notes.

You will receive a positive return on the notes only if the ending value is greater than the starting value. Because the value of the Underlier will be subject to market fluctuations, the ending value may be less than the starting value, in which case the maturity payment amount will only be the principal amount of your notes. Even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo Finance LLC or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Underlier.

Your return on the notes will be subject to the maximum return. The opportunity to participate in the possible increases in the value of the Underlier through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return. Therefore, your return on the notes may be lower than the return on a direct investment in the securities included in the Underlier. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum return is reached.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. Holder of a note, under our intended tax treatment, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this preliminary pricing supplement entitled “United States Federal Tax Considerations.”

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Notes

The Notes Are Subject To Credit Risk.

The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness and you will have no ability to pursue any securities included in the Underlier for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Notes Have Limited Rights Of Acceleration.

Holders Of The Notes Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

PRS-9

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

The Notes Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Notes.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Notes—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Notes—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Estimated Value of the Notes—Valuation of the notes after issuance.”

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: performance of the Underlier; interest rates; volatility of the Underlier; time remaining to maturity; and dividend yields on the securities included in the Underlier. When we refer to the “value” of your notes, we mean the value you could receive for your notes if you are able to sell them in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the notes, changes in the value of the Underlier may not result

PRS-10

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

in a comparable change in the value of the notes. We anticipate that the value of the notes will always be at a discount to the principal amount plus the maximum return.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Risks Relating To The Underlier

The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Notes Is Not The Same As Investing In The Underlier. Investing in the notes is not equivalent to investing in the securities included in the Underlier. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in the Underlier for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the notes, you will not have any voting rights or any other rights that holders of the securities included in the Underlier would have.

●Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Notes.

●Changes That Affect The Underlier May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

●We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlier.

●We And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Risks Relating To Conflicts Of Interest

Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

●  The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the notes. In making these determinations, WFS may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

●  The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation.

●  Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the value of the Underlier.

●  Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Underlier may adversely affect the value of the Underlier.

● Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

PRS-11

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

●  Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

●  A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-12

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value. The hypothetical starting value of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value will be determined on the pricing date and will be set forth under “Terms of the Notes” above. For actual historical data of the Underlier, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.

Upside Participation Rate:	150.00%
Hypothetical Maximum Return:	16.15% of the principal amount ($161.50 per note) (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Starting Value:	100.00

Hypothetical Payout Profile

PRS-13

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Hypothetical Returns

Hypothetical ending value	Hypothetical underlier return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,161.50	16.15%
175.00	75.00%	$1,161.50	16.15%
150.00	50.00%	$1,161.50	16.15%
140.00	40.00%	$1,161.50	16.15%
130.00	30.00%	$1,161.50	16.15%
120.00	20.00%	$1,161.50	16.15%
110.77	10.77%	$1,161.50	16.15%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
102.50	2.50%	$1,037.50	3.75%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1) The underlier return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2) The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

PRS-14

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

The Underlier
Hypothetical starting value:	100.00
Hypothetical ending value:	105.00
Hypothetical underlier return:	5.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × underlier return × upside participation rate
$1,000 × 5.00% × 150.00%
= $75.00; and
(ii)	the maximum return of $161.50

On the stated maturity date, you would receive $1,075.00 per note.

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

The Underlier
Hypothetical starting value:	100.00
Hypothetical ending value:	150.00
Hypothetical underlier return:	50.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × underlier return × upside participation rate
$1,000 × 50.00% × 150.00%
= $750.00; and
(ii)	the maximum return of $161.50

On the stated maturity date, you would receive $1,161.50 per note, which is the maximum maturity payment amount.

 In addition to limiting your return on the notes, the maximum return limits the positive effect of the upside participation rate. If the ending value is greater than the starting value, you will participate in the performance of the Underlier at a rate of 150% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending values that are greater than approximately 110.77% of the starting value (assuming the lowest possible maximum return that may be determined on the pricing date) since your return on the notes for any ending value greater than approximately 110.77% of the starting value will be limited to the maximum return.

PRS-15

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

Example 3. Maturity payment amount is equal to the principal amount:

The Underlier
Hypothetical starting value:	100.00
Hypothetical ending value:	50.00
Hypothetical underlier return:	-50.00%

Because the hypothetical ending value is less than the hypothetical starting value, the maturity payment amount per note would equal the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the value of the Underlier declines significantly from the starting value (subject to issuer and guarantor credit risk).

PRS-16

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

The Underlier

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Description of Equity Indices—The S&P U.S. Indices” in the accompanying market measure supplement.

Historical Information

We obtained the closing levels of the Underlier in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing levels of the Underlier for the period from January 4, 2021 to October 21, 2026. The closing level on October 21, 2026 was 7,757.17. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the notes.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed to Wells Fargo & Company (“WFC”), our parent company, for use by WFC and certain of its affiliated or subsidiary companies (including us). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.

PRS-17

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as contingent payment debt instruments, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” The remainder of this discussion assumes that this treatment is correct. Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

We have determined that the comparable yield for the notes is a rate of % per annum, compounded annually. Based on the comparable yield set forth above, the projected payment schedule for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ due at maturity.

The following table states the amount of original issue discount (“OID”) (without taking into account any income or loss recognized in connection with the sale, exchange or retirement of the note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2026
January 1, 2027 through December 31, 2027
January 1, 2028 through Maturity Date

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends or indices that include such equities (each, an “Underlying Security”).

Subject to certain exceptions, Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2029 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

PRS-18

Market Linked Notes—Leveraged Upside Participation to a Cap and Principal Return at Maturity

 Notes Linked to the S&P 500® Index due October 26, 2028

You should also consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-19